Exhibit 99.2

Confidential information has been omitted and filed separately with the Securities and Exchange

Commission. Confidential treatment has been requested with respect to the omitted information denoted by “[ * ]” on six pages of this exhibit.

INVESTOR RIGHTS AGREEMENT

between

BT DE INVESTMENTS INC.

and

ORGANIGRAM HOLDINGS INC.

March 10, 2021

(i)

ADDENDA

[ * ]

Schedule C	Registration Rights Procedures

(ii)

INVESTOR RIGHTS AGREEMENT

This INVESTOR RIGHTS AGREEMENT dated March 10, 2021 (this “Agreement”) is made by and between BT DE Investments Inc., a corporation existing under the Laws of the State of Delaware (the “BAT Shareholder”), and Organigram Holdings Inc., a corporation existing under the Act (the “Company”).

RECITALS:

A.

The BAT Shareholder subscribed for 58,336,392 common shares in the capital of the Company (“Common Shares”) pursuant to a Subscription Agreement dated March 10, 2021 (the “Subscription Agreement”) by and between the BAT Shareholder and the Company (the “Investment”).

B.	In connection with the closing of the Investment, the BAT Shareholder and the Company wish to set forth their agreements regarding the BAT Shareholder’s rights as a shareholder of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Parties, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions.

Whenever used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means the Canada Business Corporations Act.

[ * ]

“Affiliate” has the meaning ascribed to such term in NI 45-106.

“Agreement” has the meaning ascribed to such term in the preamble to this Agreement.

“Allocated Investment Proceeds” means $31,109,048.

“At-the-Market Distribution” means a distribution of Shares pursuant to an at-the-market program implemented by the Company pursuant to NI 44-102.

“Available Nominees” means, at any time, the maximum number of Directors based on the size of the Board at such time.

“Audit Committee” means the Audit Committee of the Board, as the same may be constituted from time to time.

“Authorization” means, with respect to any Person, any Order, license, permit, certification, approval, registration, consent, authorization, clearance, franchise, qualification, filing, privilege, variance or exemption issued or granted by, or any Contract with, any Governmental Authority having jurisdiction over such Person and/or any of its assets, as the same may have been, or may from time to time be, amended, supplemented or replaced.

“BAT Director Nominees” means, collectively, the Nominees designated as such, initially pursuant to Section 2.1, and thereafter by the BAT Group Representative pursuant to Section 2.4, and “BAT Director Nominee” means any one of them, as the context requires.

“BAT Group Representative” has the meaning ascribed to such term in Section 4.1(1).

“BAT Group” means, collectively, BAT Parent and its Affiliates, and “member of the BAT Group” means any one of them, as the context requires.

“BAT Group Permitted Holders” means, collectively, the BAT Shareholder and any other member of the BAT Group.

“BAT Parent” means British American Tobacco plc.

“BAT Shareholder” has the meaning ascribed to such term in the preamble to this Agreement.

“Board” means the board of directors of the Company, as the same may be constituted from time to time.

“bought deal” means a public offering of securities as described in the definition of “bought deal agreement” in Section 7.1 of National Instrument 44-101 – Short Form Prospectus Distributions.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario, Moncton, New Brunswick, New York City, New York or London, United Kingdom are authorized or required by Law to close.

“Canadian Securities Regulators” means, collectively, the securities commissions or other securities regulatory authorities in each of the Qualifying Jurisdictions.

“Cannabis” has the meaning ascribed to such term in the Cannabis Act, and includes: (1) all living or dead material, plants, seeds, plant parts or plant cells from any cannabis species or subspecies (including sativa, indica and ruderalis), including wet and dry material, trichomes, oil and extracts from cannabis (including cannabinoid or terpene extracts from the cannabis plant); and (2) biologically or synthetically synthesized analogs of cannabinoids extracted from the cannabis plant using micro-organisms, including: (a) cannabis and marijuana or marihuana (as such term is defined under Law, including the Cannabis Act); and (b) “industrial hemp” (as such term is defined in the Industrial Hemp Regulations issued under the Cannabis Act or other Laws).

“Cannabis Act” means the Cannabis Act (Canada).

“Cannabis Authorizations” means all Authorizations issued or granted, or required to be issued or granted, to a Person under or pursuant to Cannabis Laws, including all Contracts with Governmental Authorities thereunder or relating thereto.

“Cannabis Laws” means all Laws and Contracts with Governmental Authorities, and all other statutory requirements, relating to Cannabis, including the Cannabis Act and all Cannabis Authorizations.

“Collaboration Agreement” means the Collaboration Agreement entered into contemporaneously herewith between the BAT Shareholder and the Company in respect of the Product Development Collaboration.

“Company” has the meaning ascribed to such term in the preamble to this Agreement.

[ * ]

“Company Shareholders” means, collectively, all Persons that own and/or control, directly or indirectly, Shares.

“Committee” means each of the Audit Committee, the Investment Committee and any other committee of the Board established by the Board from time to time.

“Common Shares” has the meaning ascribed to such term in the recitals to this Agreement.

“Conditions” has the meaning ascribed to such term in Section 2.4.

“Confidential Information” means, with respect to the Company and its Subsidiaries, on the one hand, and the BAT Group, on the other hand, all confidential or proprietary information, intellectual property and confidential facts relating to the business and affairs of the Company and its Subsidiaries, on the one hand, or the BAT Group, on the other hand, respectively, including their respective customers, products, services, technology, trade secrets, know-how, systems and operations; provided, that “Confidential Information” does not include any information that: (1) is or becomes generally available to the public other than as a result of disclosure, directly or indirectly, by a member of the BAT Group or any of its Representatives, on the one hand, or the Company or any of its Subsidiaries or any of their respective Representatives, on the other hand, in violation of Section 3.2; (2) is or becomes available to any member of the BAT Group or any of its Representatives, on the one hand, or the Company or any of its Subsidiaries or any of their respective Representatives, on the other hand, on a non-confidential basis from a source other than the other or any of its Representatives, as applicable, unless the applicable Person knew after reasonable inquiry that such source was prohibited from disclosing the information to it by a contractual, fiduciary or other legal obligation; or (3) the BAT Shareholder, on the one hand, or the Company, on the other hand, can show was independently acquired or developed by or on behalf of the BAT Group or any of its Representatives, on the one hand, or by the Company or any of its Subsidiaries or any of their respective Representatives, on the other hand, prior to the disclosure by or on behalf of the other of, and without the use of any, Confidential Information.

“Constating Documents” means, collectively, the certificate and articles of incorporation, amendment, amalgamation or continuance, or other similar formation documents, as applicable, the by-laws or other similar governance documents, as applicable, organizational documents and other constating documents of the Company and its Subsidiaries, in each case, as the same may be amended, restated, replaced, modified and/or supplemented from time to time.

“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instruments, arrangement, understanding or other commitment, in each case, whether written or oral.

“control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and “controlled”, “controls”, “controlling”, “under common control with” and other similar phrases shall have the corresponding meaning.

“Convertible Securities” means any securities in the capital of the Company or any of its Subsidiaries that are convertible into, exercisable or exchangeable for, or otherwise grant the right to acquire, Shares (for greater certainty, including any subscription receipts and any share units issued pursuant to the Equity Incentive Plans from time to time).

“Director” means a director on the Board.

“Directors Election Meeting” means any meeting of Company Shareholders at which individuals are proposed for election as Directors.

“Distributed Securities” means any Shares or Convertible Securities distributed or issued pursuant to a Distribution.

“Distribution” means any distribution or issuance by the Company or any of its Subsidiaries of Shares and/or Convertible Securities (for greater certainty, including any Prospectus Distribution and the payment of any dividend in Shares and/or Convertible Securities), other than any (1) Exempt Distribution and (2) issuance of Convertible Securities in the Ordinary Course pursuant to the Equity Incentive Plans.

“Distribution Notice” has the meaning ascribed to such term in Section 5.1(2).

“Equity Incentive Plans” means, collectively, all plans of the Company and/or any of its Subsidiaries in effect from time to time pursuant to which securities of the Company and/or any of its Subsidiaries may be issued, or options or other securities convertible or exercisable into, or exchangeable for, securities of the Company and/or any of its Subsidiaries may be granted, to the Persons set out therein (including the equity incentive plan approved by the Company Shareholders at the annual and special meeting of the Company Shareholders held on February 25, 2020).

“Exempt Distribution” means any distribution or issuance by the Company or any of its Subsidiaries approved by the Board of: (1) Convertible Securities issued, and Shares issued on the exercise, conversion or exchange of such Convertible Securities, in each case pursuant to the Equity Incentive Plans in accordance with the terms thereof; (2) Shares pursuant to the exercise, conversion or exchange of any issued and outstanding Convertible Securities on the date hereof in accordance with the terms thereof, as applicable; (3) Shares pursuant to the exercise, conversion or exchange of Convertible Securities in accordance with the terms thereof, in each case, where such Convertible Securities were issued pursuant to the Pre-Emptive Right in accordance with Section 5.1;(4) Shares as purchase price consideration in connection with any business acquisition by the Company or any of its Subsidiaries, whether structured as a purchase of shares or assets and/or effected pursuant to an amalgamation, arrangement, merger or other business combination transaction; (5) Shares or Convertible Securities as de minimis equity kickers to bona fide third party debt financing sources of the Company or any of its Subsidiaries; (6) Shares pursuant to any At-the-Market Distribution; and (7) distributions or issuances which, pursuant to Securities Laws, would require shareholder approval (but only to the extent that the participation of the BAT Group Permitted Holders triggers such requirement).

“Form F-1” means Form F-1 under the U.S. Securities Act or any successor registration form under the U.S. Securities Act subsequently adopted by the SEC.

“Form F-3” means Form F-3 under the U.S. Securities Act or any registration form under the U.S. Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the issuer with the SEC.

“Governance and Nominating Committee” means the Governance and Nominating Committee of the Board, as the same may be constituted from time to time.

“Governmental Authority” means:

(1)	any domestic or foreign government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(2)

any domestic or foreign agency, authority, ministry, department, regulatory authority, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government, including Health Canada and other applicable regulatory authorities with oversight of the Cannabis industry and any business or operations within the Cannabis industry generally;

(3)

any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasi-judicial, administrative or similar functions, including the Securities Regulators; and/or

(4)	the TSX, the NASDAQ and any other stock or securities exchange.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB), interpretations issued by the International Financial Reporting Interpretations Committee, International Accounting Standards issued by the International Accounting Standards Committee and the interpretations issued by the Standing Interpretations Committee.

“Indemnified Person” has the meaning ascribed to such term in Section 7.3.

“Investment” has the meaning ascribed to such term in the recitals to this Agreement.

“Investment Committee” means the Investment Committee of the Board, as the same may be constituted from time to time.

“Law” means any and all applicable: (1) foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal bylaw, Order or other requirement having the force of law; (2) policy, practice, protocol, standard or guideline of any Governmental Authority which, although not necessarily having the force of law, is regarded by such Governmental Authority as requiring compliance as if it had the force of law; and (3) rule of the TSX, the NASDAQ and any other stock or securities exchange on which the Company’s securities are listed and/or traded.

“NASDAQ“ means the Nasdaq Global Select Market.

“NI 44-102” means National Instrument 44-102 – Shelf Distributions.

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions.

“Nomination Letter” has the meaning ascribed to such term in Section 2.4.

“Nominees” means, collectively, the nominees that are proposed for election as Directors by the Company and included in a management information circular of the Company relating to the election of Directors at a Directors Election Meeting, and “Nominee” means any one of them, as the context requires.

“Notice” has the meaning ascribed to such term in Section 10.10(1).

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of normal operations of such Person.

“Partially Diluted Ownership Percentage” means, at any time, the direct and/or indirect aggregate ownership interest of the BAT Group Permitted Holders in the Company, expressed as a percentage, calculated as follows: (1)(a) the aggregate number of issued and outstanding Shares owned and/or controlled by the BAT Group Permitted Holders at such time, plus (b) the aggregate number of Shares represented by any issued and outstanding Convertible Securities owned and/or controlled by the BAT Group Permitted Holders at such time, if applicable (assuming the conversion, exercise and/or exchange thereof); divided by (2)(a) the aggregate number of issued and outstanding Shares at such time, plus (b) the aggregate number of Shares represented by any issued and outstanding Convertible Securities owned and/or controlled by the BAT Group Permitted Holders at such time, if applicable (assuming the conversion, exercise and/or exchange thereof) and excluding, for greater certainty, the Shares represented by any other issued and outstanding Convertible Securities owned and/or controlled by any other Person at such time.

“Parties” means, collectively, the BAT Shareholder and the Company, and “Party” means any one of them, as the context requires.

“Person” means any individual, corporation, partnership, limited partnership, firm, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Piggyback Shareholder” has the meaning ascribed to such term in Section 6.1.

“Piggyback Notice” has the meaning ascribed to such term in Section 6.1.

“Piggyback Registration” has the meaning ascribed to such term in Section 6.1.

“Pre-Emptive Right” has the meaning ascribed to such term in Section 5.1(1).

“Pre-Emptive Right Subscription Notice” has the meaning ascribed to such term in Section 5.1(3).

“Product Development Collaboration” means the collaboration between the BAT Shareholder and the Company (and one or more of their respective Affiliates) contemplated in the Collaboration Agreement.

“Product Development Collaboration Budget” means the budget relating to the Product Development Collaboration agreed to by the BAT Shareholder and the Company and annexed to the Collaboration Agreement, as the same may be amended from time to time by mutual agreement of the Parties.

“Prospectus” means a prospectus (as such term is used in National Instrument 41-101 – General Prospectus Requirements), as varied in accordance with National Instrument 44-102 – Shelf Distributions, as the same may be required under applicable Securities Laws.

“Prospectus Distribution” means a distribution of Shares to the public under Securities Laws by way of a Prospectus in one or more Qualifying Jurisdictions and/or by way of a Registration Statement in the United States, except for any At-the-Market Distribution.

“Qualifying Jurisdictions” means, collectively, all of the provinces and territories of Canada.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, agents, consultants, insurers, financing sources, legal counsel, accountants, advisors and other representatives; provided, that, with respect to the BAT Shareholder and each other member of the BAT Group for purposes of Section 3.2, “Representative” shall also include a prospective purchaser of Shares from the BAT Shareholder (or any other BAT Group Permitted Holder) that agrees to be bound by the provisions of Section 3.2(1), mutatis mutandis.

“Registrable Securities” means: (1) any Shares; (2) any Shares issuable upon the exercise, conversion or exchange of any Convertible Securities, in each case, to the extent exercisable, convertible or exchangeable; and (3) all Shares directly or indirectly issued or issuable with respect to the securities referred to in the foregoing (1) and (2) by way of share dividend or share split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization (it being understood that a Person shall be deemed to be a holder of Registrable Securities whenever such Person has the right to then acquire or obtain any Registrable Securities, whether or not such acquisition has actually been effected).

“Registration Statement” means a registration statement under the U.S. Securities Act, on Form F-1 or Form F-3, as applicable, and any prospectus or prospectuses included therein, as amended or supplemented (including any post-effective amendments) and any materials incorporated by reference therein.

“SEC” means the U.S. Securities and Exchange Commission and any other U.S. federal agency administering the U.S. Securities Act and the U.S. Exchange Act at the time.

“Securities Act” means the Securities Act (Ontario).

“Securities Laws” means, collectively, the securities Laws of each of the provinces and territories of Canada, the U.S. Securities Act, the U.S. Exchange Act, and the respective regulations, instruments and rules made thereunder, together with all applicable published policy statements, notices, blanket orders and rulings of the Securities Regulators, including the applicable rules and requirements of the TSX, the NASDAQ, and any other stock or securities exchange on which the Company has applied to list its securities or on which its securities are listed and/or traded.

“Securities Regulators” means, collectively the Canadian Securities Regulators and the SEC.

“Share Buyback” has the meaning ascribed to such term in Section 10.3.

“Shares” means all shares in the capital of the Company, including Common Shares and any other shares in the capital of the Company authorized and/or issued and outstanding from time to time.

“Subscription Agreement” has the meaning ascribed to such term in the recitals to this Agreement.

“Subsidiaries” has the meaning ascribed to such term in the Act.

“Tax Act” means the Income Tax Act (Canada).

“Top-Up Right” has the meaning ascribed to such term in Section 5.2(1).

“Top-Up Right Subscription Notice” has the meaning ascribed to such term in Section 5.2(3).

“Transaction Agreements” means, collectively, this Agreement, the Subscription Agreement, the Collaboration Agreement, and all agreements, certificates and other instruments delivered pursuant hereto and thereto.

“Transfer” has the meaning ascribed to such term in Section 8.2(1).

“Transfer Shares” has the meaning ascribed to such term in Section 8.2(2).

“TSX” means the Toronto Stock Exchange.

“underwriter” and all terms which are derivatives thereof shall be deemed to include “best efforts agent” and all terms which are derivatives thereof, as appropriate.

“Underwriters’ Cutback” has the meaning ascribed to such term in Section 6.2.

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934.

“U.S. Securities Act” means the U.S. Securities Act of 1933.

Section 1.2 Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

Section 1.3 Headings, etc.

The division of this Agreement into Articles and Sections, and the insertion of headings, are for convenience of reference only and do not affect the interpretation of this Agreement.

Section 1.4 Currency.

All references in this Agreement to dollars or to $ are expressed in Canadian currency unless otherwise specifically indicated.

Section 1.5 Certain Phrases, etc.

In this Agreement, unless otherwise specified:

(1)	the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”;

(2)	the phrase “the aggregate of”, “the total of”, “the sum of” or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(3)	the words “Article”, “Section” and “Schedule” followed by a number mean and refer to the specified Article, Section or Schedule of this Agreement; and

(4)	in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.6 Accounting Terms.

All accounting terms not specifically defined in this Agreement are to be interpreted in accordance with IFRS.

Section 1.7 Schedules.

The Schedules attached to this Agreement form an integral part of this Agreement for all purposes hereof.

Section 1.8 Company Covenants.

All covenants or agreements contained in this Agreement on the part of the Company shall also apply to its Subsidiaries, mutatis mutandis, and each such covenant or agreement shall be construed as a covenant by the Company to cause (to the fullest extent permitted by Law) such Subsidiary to perform or not perform the required action, as applicable, in accordance with the terms of such covenant or agreement, mutatis mutandis.

Section 1.9 References to Persons and Agreements.

Any reference in this Agreement to a Person includes its heirs, administrators, executors, legal representatives, successors and permitted assigns, as applicable. Except as otherwise provided in this Agreement, the term “Agreement” and any reference to this Agreement, or to any other agreement, document or other instrument, includes, and is a reference to, this Agreement or such other agreement, document or other instrument, as the same may have been, or may from time to time be, amended, restated, replaced, supplemented or novated, and includes all schedules hereto.

Section 1.10 Statutes.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute, and all rules and regulations made thereunder, as the same may have been, or may from time to time be, amended, re-enacted or replaced.

Section 1.11 Non-Business Days.

Whenever payments are to be made, or an action is to be taken, on a day which is not a Business Day, such payment shall be made, or such action shall be taken, on or not later than the next succeeding Business Day.

Section 1.12 No Presumption.

This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that neither Party shall be presumed to be the drafter hereof and that this Agreement not be construed more strictly with the regard to one Party than to the other Party.

ARTICLE 2

NOMINATION RIGHTS

Section 2.1 Board of Directors.

On the date hereof, the Company’s Board consists of 9 Directors, which Directors shall be: Peter Amirault (Independent Chair), Gregory Engel, Dexter John, Geoffrey Machum, Ken Manget, Sherry Porter, Stephen Smith, Marni Wieshofer, and Jeyan Heper. The initial BAT Director Nominee shall be Jeyan Heper.

Section 2.2 Board Nomination Rights.

(1)	The BAT Group Permitted Holders shall be entitled to designate in accordance with the nomination procedures contained in Section 2.4:

(a)

20% of the Available Nominees, rounding up to the nearest whole member (e.g., 2 of 10), for so long as the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders is at least 15%; and

(b)

10% of the Available Nominees, rounding up to the nearest whole member (e.g., 1 of 10), for so long as the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders is at least 10% (but less than 15%).

(2)

In the event that the number of BAT Director Nominees serving on the Board exceeds the number of Nominees that the BAT Group Permitted Holders are entitled to nominate under Section 2.2(1)(a) or Section 2.2(1)(b), as the case may be, because the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders was less than the applicable minimum percentage threshold set forth in Section 2.2(1)(a) or Section 2.2(1)(b) for a period equal to 120 days, provided that (i) if a Top-Up Right is then exercisable, the period shall not end prior to the expiry of the period for exercise thereof, and (ii) if there is a blackout period imposed by the Company during such 120-day period, the period shall not expire until the 120th day following the expiry of the last such blackout, the BAT Group Permitted Holders shall notify the Company promptly thereof and: (a) upon the written request of the Company, cause such number of the BAT Director Nominee(s) in excess of the number of Nominee(s) that BAT Group Permitted Holders are entitled to nominate to forthwith resign; and (b) if no such request is made by the Company, the BAT Director Nominee(s) shall continue until his, her or their term expires at the next Directors Election Meeting, as applicable, or, if earlier, such Director Nominee(s) otherwise resign(s), become(s) incapacitated, die(s) or cease(s) to be qualified to act as a Director.

(3)

In the event that the BAT Group Permitted Holders have designated fewer BAT Director Nominees than the total number of Nominees that the BAT Group Permitted Holders are entitled to designate pursuant to Section 2.2(1)(a) or Section 2.2(1)(b), as the case may be, then the BAT Group Permitted Holders shall have the right, at any time and from time to time, to designate such additional BAT Director Nominee(s) to which they are entitled hereunder, in which case, the Company and the Directors shall take all necessary corporate action, to the fullest extent permitted by Law, to promptly: (a) enable the BAT Group Permitted Holders to designate and effect the election or appointment of such additional BAT Director Nominee(s); and (b) appoint such BAT Director Nominee(s) to fill any available vacancies or, to the extent not so permitted, nominate any such BAT Director Nominee for election as a Director at the next Directors Election Meeting in accordance with Section 2.4.

(4)

The BAT Group Permitted Holders may, at any time and from time to time, upon written notice to the Company, designate any or all of the BAT Director Nominees as non-voting Board observers. In such an event, the BAT Group Permitted Holders shall use commercially reasonable efforts to cause such BAT Director Nominee(s) to resign from the Board and the Company shall record such resignation(s) in the Company’s books and records. All non-voting Board observers designated as such by the BAT Group Permitted Holders shall be entitled to attend all Board meetings, and to receive all notices, correspondence and materials associated therewith, as if such non-voting Board observers were Directors; provided, that they shall not: (a) hold any voting authority attributable to the Directors whatsoever; (b) count towards the quorum of the Board for the purposes of any Board meeting; or (c) hold any of the legal responsibilities attributable to Directors under Law.

(5)

For greater certainty, the selection of Nominees other than the BAT Director Nominees designated by the BAT Group Permitted Holders pursuant to this Section 2.2 (including in the event that any designation right has not been exercised pursuant thereto), shall rest with the Board, or the Governance and Nominating Committee, if so determined by the Board.

(6)

Each Party acknowledges that a breach or threatened breach by a Party of any provision of this Section 2.2 will result in the other Party suffering irreparable harm which cannot be calculated or fully or adequately compensated by recovery of damages alone. Accordingly, each Party agrees that in connection with any breach or threatened breach by such Party of any provision of this Section 2.2, the other Party shall be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the other Party may become entitled.

(7)

If the Company is at any time a Subsidiary of another body corporate, then the BAT Group Permitted Holders shall have the right to representation on the board of directors or other similar governing body of such body corporate in the same proportion as their representation on the Board under Section 2.2(1)(a) or Section 2.2(1)(b), as the case may be, subject to the terms and condition of this Article 2, mutatis mutandis. For greater certainty, this Section 2.2(7) shall not apply to the board of directors or other similar governing body of a third party, if such third party acquires more than 50% of the Shares from time to time.

Section 2.3 Board Committees.

(1)

For so long as the BAT Group Permitted Holders have the right to designate at least one Nominee pursuant to Section 2.2(1), the BAT Group Permitted Holders shall have the right to designate: (a) one voting member to the Investment Committee (or any successor Committee thereto established by the Board from time to time); and (b) one non-voting observer to any other Committee to the extent that a BAT Director Nominee is not already a voting member of such Committee. All non-voting Committee observers shall be entitled to attend all Committee meetings, and to receive all notices, correspondence and materials associated therewith, as if such non-voting Committee observers were members of the applicable Committee; provided, that they shall not: (a) hold any voting authority attributable to Committee members whatsoever; (b) count towards the quorum of the Committee for the purposes of any Committee meeting; or (c) hold any of legal responsibilities attributable to Committee members under Law.

(2)

All BAT Director Nominees shall be eligible to be appointed to all of the Committees from time to time; provided, that each such individual (a) has the expertise for the applicable Committee and (b) meets applicable independence standards, in each case, required by Securities Laws.

Section 2.4 Nomination Procedures.

(1)

The Company shall notify the BAT Group Representative (on behalf of the BAT Group Permitted Holders having a right to designate one or more Nominees under Section 2.2) of any Directors Election Meeting at least 60 days prior to the date of such Directors Election Meeting.

(2)

At least 45 days, and no more than 75 days, before each Directors Election Meeting, the BAT Group Representative (on behalf of the BAT Group Permitted Holders having a right to designate one or more Nominees) will deliver to the Company (c/o the Governance and Nomination Committee) in writing the name of its respective Nominee(s) together with the information regarding such Nominee(s) (including the number of Shares beneficially owned or controlled by such Nominee) that the Company is required by the Act and Securities Laws to include in a management information circular of the Company to be sent to Company Shareholders in respect of such Directors Election Meeting, and such other information, including a biography of such Nominee(s), that is consistent with the information the Company intends to publish about Nominees as Directors of the Company in such management information circular (the “Nomination Letter”).

(3)

If the BAT Group Representative (on behalf of the BAT Group Permitted Holders) fails to deliver the Nomination Letter to the Company at least 45 days before the Directors Election Meeting, the BAT Group Representative shall be deemed to have designated the same BAT Director Nominee that serves (or each of the same BAT Director Nominees that serve) as a Director of the Company at such time, subject to such individual(s) satisfying the Conditions for re-election to the Board.

(4)

Notwithstanding anything to the contrary in this Agreement, each BAT Director Nominee shall, at all times while serving on the Board, meet the qualification requirements to serve as a Director under the Act, Securities Laws and the Constating Documents (collectively, the “Conditions”). No BAT Director Nominee may be an individual who: (a) has been convicted of a felony or a crime involving moral turpitude; or (b) is not acceptable to the TSX, the NASDAQ, any of the Securities Regulators or the Company (acting reasonably).

(5)

The BAT Director Nominee(s) shall be nominated by or at the direction of the Board or an authorized officer of the Company, including pursuant to a notice of meeting, to stand for election to the Board at the Directors Election Meeting and the Company shall solicit proxies from the holders of Shares in respect thereof, which solicitation obligation will be satisfied by delivery of a form of proxy to the holders of Shares following standard procedures and, where applicable, consistent with past practice.

(6)

The Company shall: (a) nominate for election and include in any management information circular relating to any Directors Election Meeting (or submit to Company Shareholders by written consent, if applicable) each individual designated as a BAT Director Nominee under Section 2.2 in accordance with Section 2.4; (b) recommend (and reflect such recommendation in any management information circular relating to any Directors Election Meeting or in any written consent submitted to Company Shareholders for the purpose of electing Directors of the Company) that the Company Shareholders vote to elect such BAT Director Nominee(s) as a

Director for a term of office expiring at the closing of the subsequent annual meeting of the Company Shareholders; (c) solicit, obtain proxies in favour of and otherwise support the election of such Nominee(s) at the applicable Directors Election Meeting, each in a manner no less favourable than the manner in which the Company supports its own Nominees for election at the applicable Directors Election Meeting; (d) take all steps which may be necessary or appropriate to recognize, enforce and comply with the rights of the BAT Group Permitted Holders under this Article 2; and (e) not take, authorize or approve any action, including the adoption of any amendments to any of its Constating Documents, that would or would reasonably be expected to, individually or in the aggregate, eliminate, limit or otherwise frustrate in any way the rights of the BAT Group Permitted Holders under this Article 2.

(7)

For greater certainty, any BAT Director Nominee that receives a number of proxy votes withheld that is greater than the votes for such BAT Director Nominee, shall submit his or her resignation to the Board promptly following the applicable Directors Election Meeting pursuant to the Company’s majority voting policy.

Section 2.5 Replacement Appointment.

(1)

In the event of the resignation, death or incapacity of a BAT Director Nominee that is serving on the Board, or in the event that a BAT Director Nominee that is serving on the Board at any time ceases to satisfy any of the Conditions, the BAT Group Permitted Holders shall be entitled to designate an individual satisfying each of the Conditions to replace such BAT Director Nominee to serve on the Board by delivery of a written notice by the BAT Group Representative to the Company within 45 days after the BAT Director Nominee resigns, dies or becomes incapacitated, or ceases to satisfy any of the Conditions, as applicable, and to the extent permitted by the Act and the Constating Documents, the Board shall promptly appoint such individual as a Director, or to the extent not so permitted, nominate such individual for election as a Director at the next Directors Election Meeting in accordance with Section 2.4.

(2)

For the avoidance of doubt, for so long as the BAT Group Permitted Holders have the right to designate at least one Nominee pursuant to Section 2.2(1), without the BAT Shareholder’s prior written consent, the Company shall ensure that no action is taken, authorized or approved by or on behalf of the Company or the Board, to remove a BAT Director Nominee from the Board, other than in the event (a) of the resignation, death or incapacity of a BAT Director Nominee that is serving on the Board, or (b) that a BAT Director Nominee that is serving on the Board at any time ceases to satisfy any of the Conditions, in each of which case the provisions of Section 2.5(1) shall apply.

Section 2.6 Director Compensation.

No BAT Director Nominee who is an officer, employee or consultant of the BAT Group will be entitled to any compensation for his or her service as a Director or member of any Committee; provided, that any individual who serves as an advisory director or consultant to the BAT Group shall be entitled to such compensation for his or her service as a Director and member of any Committee, if applicable.

Section 2.7 Director Insurance and Indemnification.

(1)	The Company shall obtain and maintain customary directors’ and officers’ liability insurance on commercially reasonable terms.

(2)

The Company and each BAT Director Nominee that has been elected or appointed to the Board, as the case may be, shall, upon request from such BAT Director Nominee, enter into a customary director indemnity agreement.

Section 2.8 Permitted Disclosure.

Each BAT Director Nominee shall be permitted to disclose to any member of the BAT Group information about the Company and its Subsidiaries that he or she receives as a result of being a Director, subject to his or her fiduciary duties under Law; provided, that the recipient of such disclosure is directed to keep confidential and not disclose any Confidential Information, in each case, in accordance with Section 3.2.

ARTICLE 3

INFORMATION RIGHTS AND ACCESS; CONFIDENTIALITY

Section 3.1 Information Rights and Access.

Subject to compliance with anti-trust Laws, the Company shall provide to the BAT Shareholder (or such other member of the BAT Group that so requests): (1) any financial or other information relating to the Company, its Subsidiaries and their respective businesses and operations; and (2) reasonable access to the books, records, properties, employees and management of the Company and its Subsidiaries during normal business hours, upon reasonable advance notice, and without causing undue interference to the operation of the Company’s and its Subsidiaries’ business in the Ordinary Course), in each case, as is necessary or reasonably required by the BAT Group in order to: (a) comply with the legal, regulatory and/or tax obligations, returns or filings of the BAT Group; (b) review the use by the Company and its Subsidiaries of the Allocated Investment Proceeds; and (c) review the Company’s and its Subsidiaries’ compliance with the Product Development Collaboration Budget and the Subscription Agreement. Without limiting the generality of the foregoing, the Company shall and shall cause its Subsidiaries to: (i) maintain at all times complete and accurate records relating to (A) the segregated bank account in which the Allocated Investment Proceeds are held and (B) the use by the Company and its Subsidiaries of the Allocated Investment Proceeds; and (ii) provide to the BAT Shareholder (or such other member of the BAT Group that so requests) all documents (including bank statements, invoices, receipts, and other books and records), information and explanations relating to such segregated bank account and use of the Allocated Investment Proceeds by the Company and its Subsidiaries as may be reasonably requested from time to time.

Section 3.2 Confidentiality.

(1)

The BAT Shareholder (and each other member of the BAT Group that receives Confidential Information of the Company and/or any of its Subsidiaries), on the one hand, and the Company (and each of its Affiliates that receives Confidential Information of the BAT Group), on the other hand, shall keep confidential and not disclose such Confidential Information in any manner whatsoever, in whole or in part, except as permitted by this Section 3.2.

(2)	Notwithstanding Section 3.2(1):

(a)

the BAT Shareholder may disclose Confidential Information to (i) each other member of the BAT Group and (ii) its and their respective Representatives; provided, that prior to making any disclosure to a Representative, each such Representative has been informed of the confidential nature of the Confidential Information and has been directed to hold the Confidential Information in accordance with this Section 3.2; and, provided, further, that the BAT Shareholder and its permitted transferee(s) shall remain responsible for the compliance by such other members of the BAT Group with the requirements of this Article 3;

(b)

the Company may disclose Confidential Information to (i) each of its Affiliates and (ii) its and their respective Representatives; provided, that prior to making any disclosure to a Representative, each such Representative has been informed of the confidential nature of the Confidential Information and has been directed to hold the Confidential Information in accordance with this Section 3.2; and

(c)

the BAT Shareholder (and each other member of the BAT Group that receives Confidential Information of the Company and/or any of its Subsidiaries), on the one hand, and the Company (and each of its Affiliates that receives Confidential Information of the BAT Group), on the other hand, shall use commercially reasonable efforts to cause each of its Representatives that receives Confidential Information to observe the terms of this Section 3.2 in respect thereof.

(3)

The disclosure restrictions contained in Section 3.2(1) do not apply to disclosure that is required by Law, any Order or any other legally binding document discovery requests. Prior to making any such disclosure, the applicable Party that received Confidential Information (or which Party’s Subsidiary, Affiliate and/or Representative received Confidential Information, as applicable) shall, to the extent not prohibited by the Law, Order or legally binding request: (a) give the other Party prompt written notice of the requirement and the proposed content of any disclosure; and (b) at the other Party’s request and expense, co-operate with the other Party in limiting the extent of the disclosure and in obtaining an appropriate protective order or pursuing such legal action, remedy or assurance as the other Party deems necessary to preserve the confidentiality of the Confidential Information. If a protective order or other remedy is not obtained or the other Party fails to waive compliance with Section 3.2(1), the applicable Party that received Confidential Information (or which Party’s Subsidiary, Affiliate and/or Representative received Confidential Information, as applicable) may disclose only that portion of the Confidential Information that it is required to disclose and exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment is given to the Confidential Information disclosed.

(4)	For the avoidance of doubt, the disclosure restrictions contained in Section 3.2(1) do not apply to disclosure that is made by a Party with the prior written consent of the other Party.

ARTICLE 4

BAT GROUP REPRESENTATIVE

Section 4.1 BAT Group Representative.

(1)

The BAT Shareholder (for and on behalf of the BAT Group Permitted Holders), hereby appoints John R Whitener as its representative (together with any replacement representative appointed in accordance with this Section 4.1, the “BAT Group Representative”) to act in its name and on its and their behalf:

(a)

with respect to all matters relating to this Agreement, including exercising any rights of the BAT Group Permitted Holders under this Agreement, executing and delivering any amendment, restatement, supplement or modification to or of this Agreement, and any waiver of any claim or right arising out of this Agreement; and

(b)

in general, to do all other things and to perform all other acts, including executing and delivering all agreements, certificates, receipts, instructions and other instruments, contemplated by, or deemed advisable in connection with, this Agreement.

(2)

The Company will be entitled to rely upon any document or other instrument delivered by the BAT Group Representative as being authorized or directed to be delivered by each of the BAT Group Permitted Holders, and the Company will not be liable to the BAT Group Permitted Holders for any action taken or omitted to be taken based on such reliance.

(3)

The BAT Group Permitted Holders shall be entitled to replace the BAT Group Representative at any time, and from time to time, by delivering a written notice to the Company signed by each BAT Group Permitted Holder that is at the applicable time a shareholder of the Company.

ARTICLE 5

PRE-EMPTIVE RIGHT AND TOP-UP RIGHT

Section 5.1 Pre-Emptive Right.

(1)

In connection with any Distribution, all or any of the BAT Group Permitted Holders shall have the right, but not the obligation (the “Pre-Emptive Right”), exercisable in accordance with Section 5.1(3), to subscribe for up to an aggregate number of Distributed Securities, on the same terms and conditions as all other participants in the Distribution (including the same price but, in each case, excluding any underwriting commissions and discounts, to the extent not payable by the Company in relation to the securities issued on the exercise of the Pre-Emptive Right, it being agreed that the Company shall use its commercially reasonable efforts to have such charges not apply to the BAT Group Permitted Holders), mutatis mutandis, determined in accordance with the following formula:

A = B X C

For purposes of the foregoing formula, the following definitions shall apply:

A	means the aggregate number of Distributed Securities for which the BAT Group Permitted Holders have the right to subscribe pursuant to the Pre-Emptive Right, expressed as a positive number;

B

means the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders, calculated as of immediately prior to the closing of the Distribution (for greater certainty, expressed for purposes of this formula as a number – e.g., 19.9% shall be expressed as 0.199), subject to a limit of 19.9%; and

C

means the aggregate number of Distributed Securities to be issued in connection with the Distribution (assuming the conversion, exercise and/or exchange of any Convertible Securities issued pursuant thereto, if applicable), expressed as a positive number.

(2)

The Company shall deliver to the BAT Group Representative a notice in writing, as soon as practicable following a determination by the Company to effect a Distribution and in no event less than 20 Business Days prior to closing of any proposed Distribution (a “Distribution Notice”), which Distribution Notice shall: (a) specify the total number and type of Distributed Securities which are being offered in the Distribution; (b) specify the rights, privileges, restrictions, terms and conditions of such Distributed Securities; (c) specify the price at which the Distributed Securities are being offered in the Distribution, to the extent known; (d) specify the maximum number of Distributed Securities for which the BAT Group Permitted Holders have the right to subscribe pursuant to Section 5.1(1) and the aggregate subscription price therefor; (e) specify the date (which shall not be less than 20 Business Days after the date on which the Distribution Notice is delivered) on which the Distribution is to be completed; and (f) state the reasons for the issuance of the Distributed Securities.

(3)

The BAT Group Permitted Holders shall have the right, exercisable by the BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) within 20 Business Days after receipt by the BAT Group Representative of a Distribution Notice pursuant to Section 5.1(2), by delivering a subscription notice to the Company (the “Pre-Emptive Right Subscription Notice”) setting out the number of Distributed Securities for which each applicable BAT Group Permitted Holder wishes to subscribe; provided, that if the Company proposed to effect a bought deal Distribution, the BAT Group Representative shall use commercially reasonable efforts to deliver a Pre-Emptive Right Subscription Notice consistent with the customary time periods for bought deal transactions.

(4)

In the event that the Company expects to complete the applicable Distribution, no later than five Business Days prior to the expected closing date thereof, the Company shall deliver a written notice to the BAT Group Representative confirming: (a) the expected closing date thereof; and (b) the number of Distributed Securities allocated to the applicable BAT Group Permitted Holders and the aggregate subscription price therefor. The BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) shall, on or prior to the closing date of the Distribution, deliver or cause to be delivered to the Company (or as the Company may otherwise direct) a certified cheque, bank draft or wire transfer of immediately available funds in the amount of the aggregate subscription price for the Distributed Securities allocated to the BAT Group Permitted Holders, and the Company shall issue, or shall cause the issuance of, such Distributed Securities to the applicable BAT Group Permitted Holders concurrently with the closing of the Distribution.

Section 5.2 Top-Up Right.

(1)

In connection with any (a) Exempt Distribution or (b) bought deal Distribution in respect of which the BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) was unable to deliver a Pre-Emptive Right Subscription Notice pursuant to Section 5.1(3) prior to the execution of a definitive bought deal letter in respect thereof, all or any of the BAT Group Permitted Holders shall have the right, but not the obligation (the “Top-Up Right”), exercisable in accordance with Section 5.2(3), to subscribe for up to an aggregate number of Shares and/or Convertible Securities, as applicable, on the same terms and conditions as all other participants in the Exempt Distribution or bought deal Distribution, as applicable (including (i) for any Exempt Distribution, at the same price or, if such price is not permitted pursuant to Securities Laws, at the lowest price permitted thereunder, and (ii) for any bought deal Distribution, at the same price, but, in each case, excluding any underwriting commissions and discounts to the extent not payable by the Company in relation to the securities issued on the exercise of the Pre-Emptive Right, it being agreed that the Company shall use its commercially reasonable efforts to have such charges not apply to the BAT Group Permitted Holders), mutatis mutandis, determined in accordance with the following formula:

A = (B / 1 – C) – B

For purposes of the foregoing formula, the following definitions shall apply:

A	means the aggregate number of Shares and/or Convertible Securities for which the BAT Group Permitted Holders have the right to subscribe pursuant to the Top-Up Right, expressed as a positive number;

B	means the aggregate number of Shares and/or Convertible Securities issued in connection with the Exempt Distribution or bought deal Distribution, as applicable, expressed as a positive number; and

C

means the Partially Diluted Ownership Percentage of the BAT Group Permitted Holders, calculated as of immediately prior to the closing of the Exempt Distribution or bought deal Distribution, as applicable (for greater certainty, expressed for purposes of this formula as a number – e.g., 19.9% shall be expressed as 0.199), subject to a limit of 19.9%.

(2)

Concurrently with and, in any event, no later than two Business Days following (a) the end of each calendar quarter or (b) if the BAT Group Permitted Holders’ Partially Diluted Ownership Percentage is reduced by more than 1% in the aggregate solely as a result of one or more Exempt Distributions and/or bought deal Distributions contemplated in Section 5.2(1) that have been completed since the end of the most recent calendar quarter, the closing of the most recent Exempt Distribution or bought deal Distribution, or (c) if applicable Securities Laws do not permit the exercise in full of the Top-Up Right until the passage of a prescribed period of time, the later of: (i) the time implied by (a) and (b) above; and (ii) 20 Business Days prior to the expiry of such prescribed period of time, as applicable, the Company shall deliver to the BAT Group Representative a Distribution Notice, which Distribution Notice shall: (A) specify the total number and type of Shares and/or Convertible Securities which were issued in connection with the Exempt Distribution or bought deal Distribution, as applicable; (B) specify the rights, privileges, restrictions, terms and conditions of such Shares and/or Convertible Securities; (C) specify the price at which such Shares and/or Convertible Securities were issued; (D) specify the maximum number of Shares and/or Convertible Securities for which the BAT Group Permitted Holders have the right to subscribe pursuant to Section 5.2(1) and the aggregate subscription price therefor; and (E) in the case of an Exempt Distribution, state with reasonable supporting details the specific clause of the definition of “Exempt Distribution” hereunder applicable thereto.

(3)

The BAT Group Permitted Holders shall have the right, exercisable by the BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) within 30 Business Days after receipt by the BAT Group Representative of a Distribution Notice pursuant to Section 5.2(2), by delivering a subscription notice to the Company (the “Top-Up Right Subscription Notice”) setting out: (a) the number of Shares and/or Convertible Securities for which the BAT Group Permitted Holders wish to subscribe; and (b) the desired closing date for the issuance of such Shares and/or Convertible Securities (which date shall not be earlier than five Business Days after receipt by the Company of the Top-Up Right Subscription Notice and not earlier than, if applicable, the passage of the prescribed period of time referenced in Section 5.2(2)).

(4)

The BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) shall, on or prior to the desired closing date for the issuance of the Shares and/or Convertible Securities set out in the Top-Up Right Subscription Notice, deliver or cause to be delivered to the Company (or as the Company may otherwise direct) a certified cheque, bank draft or wire transfer of immediately available funds in the amount of the aggregate subscription price in respect of such Shares and/or Convertible Securities, and the Company shall issue, or shall cause the issuance of, such Shares and/or Convertible Securities to the applicable BAT Group Permitted Holders on the desired closing date for such issuance as set out in the Top-Up Right Subscription Notice.

Section 5.3 Required Approvals.

In the event that the approval of the TSX, the NASDAQ or any other Governmental Authority is required in connection with (1) any exercise by the BAT Group Representative (for and on behalf of the BAT Group Permitted Holders) of the Pre-Emptive Right or the Top-Up Right, or (2) any issuance of Shares and/or Convertible Securities by the Company or any of its Subsidiaries to the BAT Group Permitted Holders pursuant thereto, the Company shall use its commercially reasonable efforts to obtain any such approval as promptly as practicable. For clarity, the Company shall not be required to seek shareholder approval for issuances pursuant to this Article 5 that would require shareholder approval pursuant to Securities Laws (but only to the extent that the participation of the BAT Group Permitted Holders triggers such requirement).

ARTICLE 6

PIGGYBACK REGISTRATION RIGHTS

Section 6.1 Piggyback Registration Rights.

If, at any time and from time to time from and after the date hereof, the Company proposes to make a Prospectus Distribution, whether for its own account or for the account of any Shareholders (or both), the Company shall, at that time, promptly give the BAT Group Representative written notice (the “Piggyback Notice”) of the proposed Prospectus Distribution, which Piggyback Notice shall include the proposed timing of, and the price and number of Shares subject to, the proposed Prospectus Distribution.

Upon the written request of the BAT Group Representative to the Company specifying that the BAT Group Permitted Holders wish to include all or a specified portion of the Registrable Securities held by the BAT Group Permitted Holders (each, a “Piggyback Shareholder”) in the Prospectus Distribution, which request must be delivered by the BAT Group Representative to the Company within 15 Business Days after receipt of the Piggyback Notice (provided, that if the Company proposes to effect the Prospectus Distribution as a bought deal, the BAT Group Representative shall undertake commercially reasonable efforts to respond consistent with the customary time periods for bought deal transactions), the Company will cause the Registrable Securities requested to be qualified by such Piggyback Shareholders to be included in the Prospectus Distribution (a “Piggyback Registration”), and the procedures in Schedule Error! Reference source not found. shall apply to any Piggyback Registration.

Section 6.2 Underwriters’ Cutback.

If, in connection with a Piggyback Registration, the lead underwriter or underwriters shall impose a limitation on the number of securities which may be included in any such Prospectus Distribution because, in its or their reasonable judgment, as applicable, the inclusion of securities requested to be included in such Prospectus Distribution exceeds the number of securities which can be sold in an orderly manner in such Prospectus Distribution within a price range reasonably acceptable to the BAT Group Permitted Holders, then the Company shall be obligated to include in such Prospectus Distribution such Registrable Securities to be qualified allocated on a pro rata basis as between the Company, the Piggyback Shareholders and any other Shareholders participating in the Prospectus Distribution.

Section 6.3 Withdrawal of Registrable Securities.

(1)

Each Piggyback Shareholder will have the right to withdraw its request for inclusion of all or any portion of its Registrable Securities in any Piggyback Registration pursuant to Section 6.1 by the BAT Group Representative (for and on behalf of the applicable Piggyback Shareholder(s)) providing written notice to the Company of such request to withdraw; provided, that:

(a)

subject to Section 6.3(2), such written notice must be delivered by the BAT Group Representative prior to the execution of the definitive bought deal letter or underwriting agreement, as applicable, with respect to such Prospectus Distribution; and

(b)

such withdrawal will be irrevocable and, after making such withdrawal, such Piggyback Shareholder will no longer have any right to include such withdrawn Registrable Securities in the Prospectus Distribution pertaining to which such withdrawal was made.

(2)

Notwithstanding Section 6.3(1)(a), if a Piggyback Shareholder becomes aware of a material adverse change in the condition, business and/or prospects of the Company and/or any of its Subsidiaries at any time prior to the closing of the applicable Prospectus Distribution to which a Piggyback Registration relates, such Piggyback Shareholder will have the right to withdraw its request for inclusion of all or any portion of its Registrable Securities in such Piggyback Registration pursuant to Section 6.1 by the BAT Group Representative (for and on behalf of such Piggyback Shareholder) providing written notice to the Company of such request to withdraw at any time prior to the closing of such Prospectus Distribution. If a Piggyback Shareholder validly withdraws its request for inclusion of all of its Registrable Securities from a Piggyback Registration pursuant to this Section 6.3(2), such Piggyback Shareholder shall be deemed not to have participated in or requested such Piggyback Registration.

(3)

The Company shall, and shall cause its Subsidiaries to, provide notice in writing to the BAT Group Representative promptly upon becoming aware of any material adverse change in the condition, business and/or prospects of the Company and/or any of its Subsidiaries in order to enable the Piggyback Shareholders to properly exercise their withdrawal rights pursuant to Section 6.3(2).

Section 6.4 Expenses.

All fees and expenses incurred in connection with a Piggyback Registration pursuant to Section 6.1 (excluding underwriters’ discounts and commissions attributable to the Piggyback Shareholders’ Registrable Securities sold in the Prospectus Distribution, if any, applicable transfer taxes attributable to the Piggyback Shareholders’ Registrable Securities sold in the Prospectus Distribution, if any, and all fees and disbursements of counsel to the Piggyback Shareholders) shall be borne by the Company, including: (1) Securities Regulators, the TSX, the NASDAQ, registration, listing and filing fees relating to the Registrable Securities; (2) fees and expenses of compliance with Securities Laws; (3) printing and copying expenses; (4) messenger and delivery expenses; (5) expenses incurred in connection with any road show and marketing activities; (6) fees and disbursements of counsel to the Company; (7) fees and disbursements of all independent public accountants (including the expenses of any audit and/or “comfort” letter), and fees and expenses of any other special experts retained by or on behalf of the Company; (8) translation expenses; and (9) any other fees and disbursements of underwriters customarily paid by issuers or sellers of securities.

Section 6.5 Rule 144 Compliance.

To the extent necessary or desirable to make available to the BAT Group Permitted Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a BAT Group Permitted Holder to sell Registrable Securities of the Company to the U.S. public without registration, the Company shall:

(1)	make and keep public information available, as those terms are understood and defined in Rule 144;

(2)	use best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the U.S. Securities Act and the U.S. Exchange Act; and

(3)

furnish to any BAT Group Permitted Holder, so long as the BAT Group Permitted Holder owns Registrable Securities, promptly upon request, a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the U.S. Securities Act and the U.S. Exchange Act, a copy of the most recent annual or quarterly report of the Company (or the Canadian equivalents), and such other reports and documents so filed or furnished by the Company as such holder may reasonably request in connection with any sale of Registrable Securities without U.S. registration.

ARTICLE 7

DUE DILIGENCE; INDEMNIFICATION

Section 7.1 Preparation; Reasonable Investigation.

In connection with the preparation and filing of any Prospectus and/or Registration Statement in connection with a Piggyback Registration pursuant to Section 6.1, as applicable, the Company shall give the Piggyback Shareholders and the underwriter(s) of such Prospectus Distribution, if any, and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of the Prospectus and/or Registration Statement, as applicable, and all related documents (including each amendment thereof or supplement thereto), and shall insert therein such material furnished to the Company in writing, which in the reasonable judgment of the Company and its counsel should be included, and shall give them such reasonable and customary (1) access to the Company’s books and records, (2) opportunity to discuss the business of the Company and its Subsidiaries with its officers and auditors, and (3) opportunity to conduct all due diligence which the underwriter(s), if any, and their respective counsel may reasonably require in order to conduct an investigation to enable such underwriter(s) to execute any certificate required to be executed by it or them for inclusion in the Prospectus and/or Registration Statement, as applicable and all related documents; provided, that the underwriter(s), if any, agree to maintain the confidentiality of such information in accordance with Section 3.2.

Section 7.2 Indemnification by the Company.

(1)

In connection with any Piggyback Registration pursuant to Article 6, the Company will indemnify and hold harmless, to the fullest extent permitted by Law, each Piggyback Shareholder and its Affiliates, and each of their respective directors, officers, employees, agents, shareholders, partners and underwriters, from and against any loss, liability, claim, damage and expense whatsoever (including legal fees and expenses), including any amounts paid in settlement of any investigation, order, litigation, proceeding or claim, joint or several, incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Prospectus and/or Registration Statement, as applicable, or any amendment or supplement thereto, including all documents incorporated therein by reference, or any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or as incurred, arising out of or based upon any failure to comply with Securities Laws (other than any failure to comply with Securities Laws by such Piggyback Shareholder or underwriter, as applicable); provided, that the Company shall not be liable under this Section 7.2(1) for any settlement of any action effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and, provided, further, that the indemnity provided for in this Section 7.2(1) in respect of a Piggyback Shareholder or underwriter shall not apply to any loss, liability, claim, damage or expense to the extent incurred, arising out of or based upon any untrue statement or omission, or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Piggyback Shareholder or underwriter stating that such information is being provided for use in the Prospectus and/or Registration Statement, as applicable. Any amounts advanced by the Company to an Indemnified Person pursuant to this Section 7.2(1) as a result of such losses will be returned to the Company if it is finally determined by a court of competent jurisdiction in a judgment not subject to appeal or final review that such Indemnified Person was not entitled to indemnification by the Company hereunder.

(2)

For greater certainty, the rights to indemnification provided in Section 7.2(1) may be exercised by each Piggyback Shareholder individually and separately from the rights to indemnification of the other Piggyback Shareholders provided in Section 7.2(1), and shall not be affected in any way by the exercise, non-exercise or waiver, in whole or in part, by any other Piggyback Shareholder of such rights to indemnification.

Section 7.3 Defence of Claim by Company.

Each Person entitled to indemnification from the Company under Section 7.2(1) (each, an “Indemnified Person”) shall give or cause to be given written notice to the Company promptly after such Indemnified Person becomes aware of any claim in respect of which indemnification may be sought under Section 7.2(1); provided, that the failure or delay to so notify the Company shall not relieve the Company from any liability which it may have to the Indemnified Person pursuant to Section 7.2(1) except to the extent that the Company is prejudiced by such failure or delay, as applicable. The Company shall assume the defence of any claim, action or other proceeding giving rise to any such claim for indemnification, including the engagement of counsel selected by the Company (to the reasonable satisfaction of the Indemnified Person) and the payment of all costs, fees and expenses relating thereto. The Indemnified Person will have the right to engage its own counsel in connection with any such claim, action or proceeding, at the expense of the Indemnified Person unless the engagement of such counsel is (1) authorized in writing by the Company in connection with the defence of such claim, action or proceeding, (2) the Company shall not have engaged counsel to take charge of the defence of such claim, action or proceeding in a reasonably timely manner, or (3) the Indemnified Person reasonably determines, based on the advice of counsel, that there may be defences available to it which are different from, or in addition to or conflict with, those available to the Company, that such claim, action or proceeding involves or could have an effect upon matters beyond the scope of the indemnity provided hereunder or such claim, action or proceeding seeks an injunction or equitable relief against the Indemnified Person or involves actual or alleged criminal activity (in which case the Company shall not have the right to direct the defence of such claim, action or proceeding on behalf of the Indemnified Person), in any of which events the costs, fees and expenses of such counsel will be borne by the Company; provided, that in no event shall the Company be required to pay the costs, fees and expenses of more than one law firm as counsel for all Indemnified Persons pursuant to this Section 7.3, unless in the reasonable judgment of any Indemnified Person a conflict of interest may exist between such Indemnified Person and any other of such Indemnified Person with respect to such claim, action or proceeding. The Company shall not, in the defence of any claim, action or proceeding assumed by the Company pursuant to this Section 7.3, except with the prior written consent of each Indemnified Person (which may not be unreasonably withheld, conditioned or delayed), consent to the entry of any judgment, or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff, as applicable, to such Indemnified Person of a full and final release from all liability in respect to such claim, action or proceeding.

Section 7.4 Contribution.

If the indemnification provided for in Section 7.2 is unavailable to a Person that would have been an Indemnified Person under Section 7.2 in respect of any losses, liabilities, claims, damages and/or expenses referred to in this Article 7, then the Company shall, in lieu of indemnifying such Indemnified Person, contribute to the amount paid or payable by such Indemnified Person as a result of such losses, liabilities, claims, damages and/or expenses in such proportion as is appropriate to reflect the relative fault of the Company, on the one hand, and such Indemnified Person, on the other hand, in connection with the statement or omission which resulted in such losses, liabilities, claims, damages and/or expenses, as well as any other relevant equitable considerations; provided, that the maximum amount of liability for such a Person who would have been an Indemnified Person shall be limited to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such Person from the sale of Registrable Securities effected pursuant to the relevant Piggyback Registration. The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, or the omission or alleged omission to state a material fact, relates to information supplied by the Company or such Indemnified Person, and their relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The amount paid or payable by a Person under this Section 7.4 as a result of the losses, liabilities, claims, damages and/or expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Person in connection with any investigation or proceeding. The Company and the Piggyback Shareholder agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to above in this Section 7.4. No Person guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the U.S. Securities Act shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 7.5 Survival.

The indemnification provided for under this Article 7 will survive the expiration or termination of this Agreement, and will remain in full force and effect regardless of any investigation made by or on behalf of any Indemnified Person, or any officer, director or controlling Person of such Indemnified Person, and will survive any transfer of Shares and/or Convertible Securities held by such Indemnified Person or any of its Affiliates.

Section 7.6 Piggyback Shareholder as Trustee.

The Company hereby acknowledges and agrees that, with respect to this Article 7, each Piggyback Shareholder is contracting on its own behalf and as agent for the other Indemnified Persons referred to in this Article 7. In this regard, each Piggyback Shareholder will act as trustee for such Indemnified Persons of the covenants of the Company under this Article 7 with respect to such Indemnified Persons and accepts these trusts, and will hold and enforce those covenants, on behalf of such Indemnified Persons.

ARTICLE 8

OTHER COVENANTS

Section 8.1 Standstill.

(1)

From the date hereof until the second anniversary of the date hereof, the BAT Shareholder will not, and will cause its Affiliates not to, directly or indirectly, whether individually or by acting jointly or in concert with any other Person, without the express prior written consent of the Company:

(a)

purchase, offer or agree to purchase any voting or equity securities of the Company or any of its Subsidiaries that would result in ownership of 19.9% or more of the voting or equity securities of the Company or any of its Subsidiaries (or rights or interests in such voting or equity securities, including convertible securities that, if exercised or converted, would result in ownership by the BAT Shareholder or any of its Affiliates, whether acting jointly or in concert with any other Person, of 19.9% or more of the voting or equity securities of the Company or any of its Subsidiaries);

(b)	enter into, offer, or agree to enter into any acquisition of, or other business combination involving, the Company or any of its Subsidiaries;

(c)

solicit or join in or in any way participate in a solicitation of proxies from the Company Shareholders or otherwise attempt to influence the conduct of the Company Shareholders, other than in connection with the election of the BAT Director Nominees to the Board from time to time;

(d)	make any public announcement with respect to any of the foregoing; or

(e)	advise, assist or encourage any other Person to do, or take any action inconsistent with, any of the foregoing.

(2)

The restrictions contained in Section 8.1(1) shall automatically lapse and be of no further force or effect, and nothing contained in Section 8.1(1) or any other provision of this Agreement or any other Transaction Agreement, shall prohibit any of the actions contained in Section 8.1(1) by the BAT Shareholder or any of its Affiliates in the event that, without any breach of Section 8.1(1) on the part of the BAT Shareholder or any of its Affiliates:

(a)

a third party, together with any Persons acting jointly or in concert with such third party: (i) purchases, offers or agrees to purchase any voting or equity securities of the Company or any of its Subsidiaries that would result in ownership by such third party or any of its Affiliates (together with any such Persons acting jointly or in concert with such third party or any of its Affiliates) of 19.9% or more of the voting or equity securities of the Company or any of its Subsidiaries (or rights or interests in such voting or equity securities, including convertible securities that, if exercised or converted, would result in ownership by such third party or any of its Affiliates, whether acting jointly or in concert with any other Person, of 19.9% or more of the voting or equity securities of the Company or any of its Subsidiaries); (ii) acquires assets of the Company or any of its Subsidiaries with a value of at least 20% of the aggregate value of the assets of the Company and its Subsidiaries, calculated on a consolidated basis; (iii) enters into, offers or agrees to enter into any acquisition of, or other business combination involving, the Company or any of its Subsidiaries; or (iv) makes any public announcement with respect to any of the foregoing; provided, that, in each case, the Board publicly supports and/or approves the purchase, offer, agreement or acquisition by such third party, as the case may be; or

(b)

the Collaboration Agreement is terminated in accordance with its terms by: (i) the BAT Shareholder due to (A) a material breach thereof by the Company and/or its Affiliates, (B) a Change of Control (as defined in the Collaboration Agreement) or (C) the occurrence of an Insolvency Event (as defined in the Collaboration Agreement) with respect to the Company or any of its Subsidiaries; or (ii) the Company other than due to (A) a material breach thereof by the BAT Shareholder and/or its Affiliates, or (B) the occurrence of an Insolvency Event (as defined under the Collaboration Agreement) with respect to the BAT Shareholder.

(3)

For the avoidance of doubt, nothing contained in Section 8.1(1) or any other provision of this Agreement or any other Transaction Agreement shall prohibit or otherwise restrict the BAT Shareholder or any of its Affiliates from subscribing for and purchasing Shares from treasury.

Section 8.2 Transfer of Shares.

(1)

From the date hereof until the first anniversary of the date hereof, the BAT Shareholder shall not sell, assign, transfer or otherwise dispose of (collectively, a “Transfer”) Shares to any Person, other than:

(a)

Transfers to Affiliates; provided, that the BAT Shareholder shall remain responsible for the covenants, agreements and obligations of the BAT Shareholder under this Agreement notwithstanding any such Transfer;

(b)

Transfers: (i) by way of deposit under a bona fide take-over bid in respect of the Shares made in compliance with Securities Laws; or (ii) in connection with a statutory plan of arrangement or other business combination involving the Company;

(c)

in the event that the Company and/or any of its Affiliates breaches any of the Transaction Agreements in any material respect and such breach is not cured within the applicable cure period set forth therein, Transfers to any Person following the expiration of such cure period;

(d)

in the event that a change in Law or interpretation thereof gives rise to a reasonable prospect that the BAT Shareholder’s continued holding of Shares will be in breach of such Law, Transfers to any Person following such change in Law or interpretation thereof; or

(e)

in the event that the Company and/or any of its Affiliates has repeatedly or persistently acted in a manner which materially contravenes the Company’s obligations in Section 8.3, Transfers to any Person following written notice delivered by the BAT Shareholder to the Company of such non-contravention.

(2)

From and after the one year anniversary of the date hereof, the BAT Shareholder may Transfer all or any portion of the Shares held by it via: (a) non-prearranged trades through the facilities of the TSX; (b) bona fide widely distributed marketed transactions; or (c) pre-arranged trades only after giving the Company 10 Business Days’ prior written notice of any such proposed Transfer and an opportunity to identify and arrange for one or more purchasers to acquire all (but not less than all) of the Shares proposed to be Transferred by the BAT Shareholder (the “Transfer Shares”); provided, that, (i) if the Company cannot identify and arrange one or more purchasers to acquire all (but not less than all) of the Transfer Shares within such 10 Business Day period, or (ii) the BAT Shareholder (acting reasonably) elects not to Transfer all or any portion of the Transfer Shares to any one or more purchasers identified by the Company within such 10 Business Day period, then, in either such case, the BAT Shareholder shall have the right to Transfer all or any portion of the Transfer Shares to any one or more Persons following the expiration of such 10 Business Day period (and, for greater certainty, notwithstanding anything contained herein, the BAT Shareholder shall not be obligated to Transfer all or any portion of the Transfer Shares to any purchaser(s) identified by the Company or any other Person). [ * ]

Section 8.3 Compliance Matters.

(1)	From and after the date hereof, the Company shall and shall cause its Subsidiaries to:

(a)	comply with all Laws, including all Cannabis Laws; and

(b)

use commercially reasonable efforts to comply with the policies of the BAT Group (as modified and disclosed to the Company from time to time), including the BAT Group’s Standards of Business Conduct and International Marketing Principles, true, correct and complete copies of which have been provided by or on behalf of the BAT Shareholder to the Company prior to the date hereof.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

Section 9.1 Representations and Warranties.

Each Party represents and warrants to the other Party that:

(1)

it is duly formed and organized and validly existing under the Laws of its jurisdiction of incorporation, and has the corporate power and capacity to own its assets, and to enter into and perform its obligations under this Agreement in accordance with the terms hereof;

(2)

this Agreement has been duly authorized, and duly executed and delivered by, such Party and constitutes a legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms (assuming the due authorization, execution and delivery thereof by the other Party), subject to all bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally; and

(3)

the execution, delivery and performance of this Agreement does not and will not contravene the provisions of such Party’s constating or other organizational documents, or the provisions of any Contract to which such Party is a party or by which such Party or any of its assets may be bound.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 No Obligation to Finance.

None of the BAT Group Permitted Holders shall have any obligation to provide any financing to the Company, its Subsidiaries or any of its or their respective Affiliates, or otherwise to guarantee the fulfillment of any of their respective obligations to any other Person.

Section 10.2 Governing Law and Jurisdiction.

This Agreement shall be governed by, and construed and interpreted in accordance with, the Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without regard to conflict of Laws principles. Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto (and appellate courts therefrom), and waives objection to the venue of any proceeding in such court or that such court provides an inappropriate forum.

Section 10.3 Share Buybacks.

The Company shall not, without the prior written consent of the BAT Group Representative, acting reasonably, redeem, repurchase or otherwise acquire for cancellation, or offer to redeem, repurchase or otherwise acquire for cancellation, any Shares (a “Share Buyback”), where such Share Buyback would be reasonably likely to result in the BAT Group Permitted Holders beneficially owning and/or controlling, directly or indirectly, 20% or more of the voting rights attached to all of the issued and outstanding Shares.

Section 10.4 All Shares Subject to this Agreement.

The BAT Shareholder (for and on behalf of itself and each BAT Group Permitted Holder) agrees that it shall be bound by the terms of this Agreement with respect to all Shares owned and/or controlled, directly or indirectly, by the BAT Shareholder and each other BAT Group Permitted Holder from time to time.

Section 10.5 Changes in Capital of the Company.

At all times after the occurrence of any event which results in a change to the Shares and/or Convertible Securities, this Agreement will forthwith be amended and modified as necessary in order that it will apply with full force and effect, with appropriate changes, to all new securities into which the Shares and/or Convertible Securities are so changed, and the Parties will execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

Section 10.6 BAT Group Permitted Holders Agreement to be Bound.

Each BAT Group Permitted Holder that becomes a Company Shareholder must concurrently with becoming a Company Shareholder execute and deliver to the Company a counterpart copy of this Agreement, or a written agreement in form and substance satisfactory to the Parties, agreeing to be bound by this Agreement.

Section 10.7 Constating Documents.

So long as this Agreement shall remain in effect, subject to Laws, the Constating Documents shall accommodate and be subject to, and not in any respect conflict with, the rights and obligations set forth herein. In the event of any conflict or inconsistency between the terms of this Agreement, on the one hand, and the Constating Documents, on the other hand, the terms of this Agreement shall prevail to the extent of the conflict or inconsistency.

Section 10.8 Term and Termination.

(1)	This Agreement shall come into force and effect as of the date set out on the first page of this Agreement and, except as provided below, shall continue in full force and effect until the earlier of:

(a)	the date on which the BAT Group Permitted Holders cease to hold any Shares;

(b)	the date on which this Agreement is terminated by the mutual consent of the Parties; or

(c)	the dissolution or liquidation of the Company.

(2)	Notwithstanding the valid termination of this Agreement pursuant to Section 10.8(1):

(a)	the provisions of Article 1, Section 3.2, Article 7 and Article 10 shall survive such termination and continue in full force and effect in accordance with their terms; and

(b)

any rights or obligations which have accrued or arisen under this Agreement prior to the effective time of such termination shall survive such termination unimpaired in accordance with the terms hereof.

Section 10.9 Dividends and Distributions.

(1)

The Company shall provide reasonable prior written notice to the BAT Group Representative, in advance of the timelines required under Securities Laws, of the proposed declaration of any dividend or other distribution on or in respect of the Shares, including the applicable record and payment dates and the proposed form of dividend or other distribution (i.e., cash, Shares and/or other property).

(2)

The Parties shall discuss in good faith the manner by which the BAT Group Permitted Holders may defer their receipt of all or a portion of any dividends or other distributions declared on or in respect of the Shares held by them from time to time.

Section 10.10 Notices.

(1)

Any notice, direction or other communication given regarding the matters contemplated by this Agreement (each, a “Notice”) must be in writing, sent by personal delivery, courier or email, and addressed:

(a)	to the Company, at:

Organigram Holdings Inc.

Bay Adelaide Centre

1250-333 Bay Street

Toronto, ON, M5H 2R2

Attention: Greg Engel, Chief Executive Officer

Email: greg.engel@organigram.ca

with a copy (which shall not constitute notice) to:

Goodmans LLP

Bay Adelaide Centre – West Tower

333 Bay Street, Suite 3400

Toronto, ON M5H 2S7

Attention: Neill May and Steve Inglis

Email: nmay@goodmans.ca and singlis@goodmans.ca

(b)	to the BAT Group Representative, at:

Reynolds 401 North Main Street,

Winston-Salem NC 27101 USA

Attention: John R Whitener

Email: [ * ]

with a copy (which shall not constitute notice) to:

Herbert Smith Freehills LLP

Exchange House

Primrose Street

London, United Kingdom EC2A 2EG

Attention: Alex Kay

Email: alex.kay@hsf.com

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, Ontario M5L 1B9

Attention: Evan Marcus and Colin Burn

Email: emarcus@stikeman.com and cburn@stikeman.com

(2)

A Notice is deemed to be given and received on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt), and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

Section 10.11 Time of the Essence.

Time is of the essence in this Agreement.

Section 10.12 Expenses.

Except as otherwise expressly provided in this Agreement, each Party will pay for its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby. The fees and expenses referred to in this Section 10.12 are those which are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, including the fees and expenses of legal counsel, accountants and other advisors.

Section 10.13 Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement, and the remaining provisions will remain in full force and effect. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.14 Entire Agreement.

This Agreement and the Subscription Agreement, and the other Contracts by and among the Parties and certain of their respective Affiliates contemplated hereby and thereby, constitute the entire agreement among the Parties and their respective Affiliates with respect to the transactions contemplated hereby and thereby, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and their respective Affiliates with respect to such transactions. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, among the Parties in connection with the subject matter of this Agreement and the Subscription Agreement, and the other Contracts contemplated hereby and thereby, except as specifically set forth herein and therein. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into and completing the transactions contemplated by this Agreement.

Section 10.15 Successors and Assigns.

(1)

This Agreement becomes effective only when executed by the Parties. After that time, it is binding on and enures to the benefit of the Parties and their respective successors and permitted assigns, as applicable.

(2)

Neither this Agreement, nor any of the rights or obligations hereunder, may be assigned or transferred, in whole or in part, by the Company without the prior written consent of the BAT Shareholder. The BAT Shareholder may assign this Agreement, or any of its rights and/or obligations hereunder, to any of its Affiliates; provided, that the BAT Shareholder shall remain responsible for the covenants, agreements and obligations of the BAT Shareholder under this Agreement notwithstanding any such assignment.

Section 10.16 Third Party Beneficiaries.

Except as expressly provided in this Agreement (including Article 7), the Parties intend that: (1) this Agreement will not benefit or create any right or cause of action in favour of any Person other than (a) the BAT Group Permitted Holders, and (b) the Company; and (2) no Person other than the BAT Group Permitted Holders, on the one hand, and the Company, on the other hand, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights granted by or under this Agreement to any Person that is not a Party, at any time and in any way whatsoever, without notice to or consent of that Person.

Section 10.17 Amendments.

This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by both Parties.

Section 10.18 Waiver.

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

Section 10.19 Injunctive Relief.

The Parties agree that irreparable harm would occur for which money damages alone would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

Section 10.20 Further Assurances.

Each Party shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement, and the transactions contemplated hereby, and shall use commercially reasonable efforts, and take all such steps as may be reasonably within its power, to implement to their full extent the provisions of this Agreement in accordance with the terms hereof.

Section 10.21 Counterparts.

This Agreement may be executed (including by electronic means) in any number of counterparts, each of which (including any electronic transmission of an executed signature page), is deemed to be an original, and such counterparts together constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be on the date first above written.

ORGANIGRAM HOLDINGS INC.

By:	/s/ Greg Engel
Name: Greg Engel
Title: Chief Executive Officer

BT DE INVESTMENTS INC.

By:	/s/ John R. Whitener
Name: John R. Whitener
Title: Treasurer

[ * ]

Schedule C

Registration Rights Procedures

1.1 Registration Procedures.

(1)

In connection with the Piggyback Registration obligations pursuant to the Agreement, the Company will use commercially reasonable efforts in accordance with the Agreement to effect the qualification for the offer and sale of the Prospectus Distribution of Registrable Securities of the Piggyback Shareholders in one or more Canadian jurisdictions, and in connection therewith, the Company will as expeditiously as possible:

(a)

to the extent not already prepared and filed, prepare and file in the English language and, if required, French language, with the Canadian Securities Regulators a Prospectus in compliance with Securities Laws, relating to the Piggyback Registration, including all exhibits, financial statements and such other related documents required by the Canadian Securities Regulators to be filed therewith, and use its commercially reasonable efforts to cause the applicable Canadian Securities Regulator or Canadian Securities Regulators to issue a receipt for such Prospectus, if applicable; and the Company will furnish to the Piggyback Shareholders and the lead underwriter or underwriters, if any, copies of such Prospectus and any amendments or supplements thereto in the form filed with the Canadian Securities Regulators, promptly after the filing of such Prospectus and any amendment or supplement thereto;

(b)

prepare and file with the Canadian Securities Regulators such amendments or supplements to the Prospectus as may be necessary to complete the Prospectus Distribution of all such Registrable Securities and as required under the Securities Act or under any applicable provisions of Securities Laws;

(c)

notify the Piggyback Shareholders and the lead underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Company: (i) when the Prospectus or any amendment or supplement thereto has been filed or a receipt has been issued, and furnish to the Piggyback Shareholders and lead underwriter or underwriters, if any, with copies thereof; (ii) of any request by the Canadian Securities Regulators for amendments to the Prospectus or for additional information; (iii) of the issuance by the Canadian Securities Regulators of any stop order or cease trade order relating to the Prospectus or any order preventing or suspending the use of any Prospectus or the initiation or threatening of any proceedings for such purposes; and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in jurisdiction or the initiation or threatening of any proceeding for such purpose;

(d)

promptly notify the Piggyback Shareholders and the lead underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement therein (in the case of the Prospectus in light of the circumstances under which they were made) when such Prospectus was delivered not misleading, fails to constitute full, true and plain disclosure of all material facts regarding the Registrable Securities when such Prospectus was delivered or if for any other reason it will be necessary during such time period to amend the Prospectus in order to comply with Securities Laws and, in either case as promptly as practicable, prepare and file with the Canadian Securities Regulators, and furnish to the Piggyback Shareholders and the managing underwriters or underwriters, if any, a supplement or amendment to such Prospectus which will correct such statement or omission or effect such compliance;

(e)

use commercially reasonable efforts to obtain the withdrawal of any stop order, cease trade order or other order against the Company or affecting the securities of the Company suspending the use of any Prospectus or suspending the qualification of any Registrable Securities covered by the Prospectus, or the initiation or the threatening of any proceedings for such purposes;

(f)

furnish to the Piggyback Shareholders and each lead underwriter or underwriters, if any, without charge, one executed copy and as many conformed copies as they may reasonably request, of the Prospectus, including financial statements and schedules and all documents incorporated therein by reference, and provide the Piggyback Shareholders and their respective counsel with a reasonable opportunity to review and provide comments to the Company on the Prospectus;

(g)

deliver to the Piggyback Shareholders and the underwriters, if any, without charge, as many commercial copies of the Prospectus and any amendment or supplement thereto as such Persons may reasonably request (it being understood that the Company consents to the use of the Prospectus or any amendment or supplement thereto by each of the Piggyback Shareholders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto) and such other documents as the Piggyback Shareholders may reasonably request in order to facilitate the disposition of the Registrable Securities by such Person;

(h)

on or prior to the date on which a receipt is issued for the Prospectus by the applicable Canadian Securities Regulators, use commercially reasonable efforts to qualify, and cooperate with the Piggyback Shareholders, the lead underwriter or underwriters, if any, and their respective counsel in connection with the qualification of, such Registrable Securities for offer and sale under the Securities Laws of each Qualifying Jurisdiction, as any such Person or underwriter reasonably requests in writing provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

(i)

in connection with any underwritten offering enter into customary agreements, including an underwriting or agency agreement with the underwriter or underwriters, such agreements to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting or agency agreements, as applicable, with respect to secondary distributions and indemnification provisions and/or agreements substantially consistent with Article 5 of the Agreement, but in any event, which agreements will contain provisions for the indemnification by the underwriter or underwriters in favour of the Company with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Prospectus included in reliance upon and in conformity with written information furnished to the Company by any underwriter in writing;

(j)

as promptly as practicable after filing with the Canadian Securities Regulators any document which is incorporated by reference into the Prospectus, provide copies of such document to the Piggyback Shareholders and their respective counsel and to the lead underwriter or underwriters, if any;

(k)	file, and to not withdraw, a notice declaring its intention to be qualified to file a short form prospectus as soon as permitted by Securities Laws;

(l)

use its commercially reasonable efforts to obtain a customary legal opinion, in the form and substance as is customarily given by external company counsel in securities offerings, addressed to the Piggyback Shareholders and the underwriters, if any, and such other Persons as the underwriting agreement may reasonably specify, and a customary “comfort letter” from the Company’s auditor and/or the auditors of any financial statements included or incorporated by reference in a Prospectus;

(m)

furnish to the Piggyback Shareholders and the lead underwriter or underwriters, if any, and such other Persons as the Piggyback Shareholders may reasonably specify, such corporate certificates, satisfactory to the Piggyback Shareholders acting reasonably, as are customarily furnished in securities offerings, and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the Piggyback Shareholders may reasonably request;

(n)

provide and cause to be maintained a transfer agent and registrar for such Common Shares not later than the date a receipt is issued for the final Prospectus by the applicable Canadian Securities Regulators and use its best efforts to cause all Common Shares covered by the Prospectus to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(o)

participate in such marketing efforts as the Piggyback Shareholders or lead underwriter or underwriters, if any, determine are reasonably necessary, such as “roadshows”, institutional investor meetings and similar events;

(p)	take such other actions and execute and deliver such other documents as may be reasonably necessary to give full effect to the rights of each Piggyback Shareholder under the Agreement; and

(q)

take no direct or indirect action prohibited by OSC Rule 48-501 – Trading during Distributions, Formal Bids and Share Exchange Transactions; provided, that, to the extent that any prohibition is applicable to the Company, the Company will take all reasonable action to make any such prohibition inapplicable.

(2)

In connection with the Piggyback Registration obligations pursuant to the Agreement, the Company may, at its option, elect to file a Registration Statement with the SEC in order to qualify the offer and sale of Registrable Securities of the Piggyback Shareholders in the United States (and other Securities Laws or “blue sky” Laws). In such an event, the Company shall notify the Piggyback Shareholders and the lead underwriter or underwriters of such election, and this Schedule C shall apply to the filing thereof and Prospectus Distribution pursuant thereto, mutatis mutandis.

1.2. Piggyback Shareholders’ Obligations.

(1)

The Company may require the Piggyback Shareholders to furnish to the Company such information regarding the Prospectus Distribution of such Registrable Securities and such other information relating to the Piggyback Shareholders and their respective beneficial ownership of Shares as the Company may from time to time reasonably request in writing in order to comply with Securities Laws in each jurisdiction in which a Piggyback Registration is to be effected. The Piggyback Shareholders agree to furnish such information to the Company and to cooperate with the Company as necessary to enable the Company to comply with the provisions of the Agreement and Securities Laws. The Piggyback Shareholders will promptly notify the Company when a Piggyback Shareholder becomes aware of the happening of any event (insofar as it relates to such Piggyback Shareholder or information provided by such Piggyback Shareholder in writing for inclusion in the applicable Prospectus and, if applicable, Registration Statement) as a result of which the Prospectus and, if applicable, Registration Statement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement therein (in the case of the Prospectus and, if applicable, Registration Statement in light of the circumstances under which they were made) when such Prospectus and, if applicable, Registration Statement was delivered not misleading or, if for any other reason it will be necessary during such time period to amend or supplement the Prospectus and, if applicable, Registration Statement in order to comply with Securities Laws.

(2)

Each Piggyback Shareholder, if requested by the underwriter or underwriters of such Prospectus Distribution, if any, agrees to become bound by and to execute and deliver a lock-up agreement restricting such Piggyback Shareholder’s right, for a period of time not to exceed 90 days, to: (a) transfer, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for such Shares; or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of beneficially ownership of Shares. Notwithstanding the foregoing, such lock-up agreement shall not apply to: (i) transfers to an Affiliate; provided, however, that in any such case, it shall be a condition to the transfer that such transferee execute an agreement stating that the transferee is receiving and holding such Shares subject to the provisions of the lock-up agreement; (ii) conversions of Shares into other classes of shares without change of beneficial ownership; (iii) transactions relating to Registrable Securities in open market transactions after the date hereof; or (iv) any Registrable Securities sold pursuant to a Prospectus and, if applicable, Registration Statement for such Prospectus Distribution.

(3)

In addition, the Piggyback Shareholders shall, if required under Securities Laws, execute any certificate forming part of a Prospectus and, if applicable, Registration Statement to be filed with the applicable Securities Regulators.

(4)

In connection with any underwritten offering in connection with a Piggyback Registration, the Piggyback Shareholder shall enter into customary agreements, including an underwriting or agency agreement with the lead underwriter or underwriters, such agreements to contain such representations and warranties by the Piggyback Shareholder and such other terms and provisions as are customarily contained in underwriting or agency agreements, as applicable, with respect to secondary distributions and indemnification provisions and/or agreements substantially consistent with Article 7, but in any event, which agreements will contain provisions for the indemnification by the underwriter or underwriters in favour of the Piggyback Shareholder with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Prospectus and, if applicable, Registration Statement included in reliance upon and in conformity with written information furnished to the Company by the underwriter in writing.

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